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                                                                 Exhibit 10(a)



Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in Post-Effective Amendment No. 27 to the Registration Statement (Form N-4 No. 333-63505) and the related Statement of Additional Information appearing therein and pertaining to Lincoln National Variable Annuity Account H. We also consent to the use of our reports dated
(a) March 18, 2009, with respect to the consolidated financial statements of The Lincoln National Life Insurance Company and (b) March 13, 2009, with respect to the financial statements of Lincoln National Variable Annuity Account H which are included in Post-Effective Amendment No. 26, which is incorporated by reference into Post-Effective Amendment No. 27.

/s/ Ernst & Young, LLP

Philadelphia, Pennsylvania
May 26, 2009